As filed with the Securities and Exchange Commission on May 26, 2011
Registration No. 333-121081

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-121081
UNDER THE SECURITIES ACT OF 1933

Dionex Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-2647429
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
1228 Titan Way
Sunnyvale, CA 94085
(Address of Principal Executive Offices)
(408) 737-0700
(Registrant’s telephone number, including area code)

DIONEX CORPORATION 2004 EQUITY INCENTIVE PLAN
(Full Title of the Plan)
Seth H. Hoogasian
President and Secretary
Dionex Corporation
1228 Titan Way
Sunnyvale, CA 94085
(408) 737-0700
(Name, address, and telephone number, including area code, of Agent for Service)

Copies to:
Matthew M. Guest, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment relates to the Registration Statement (File No. 333-121081) on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on December 8, 2004, pertaining to the registration of 3,510,119 shares of the common stock of Dionex Corporation (the “Registrant”) issuable under the Registrant’s 2004 Equity Incentive Plan,
     On May 17, 2011, Weston D Merger Co. (“Weston”), a wholly-owned subsidiary of Thermo Fisher Scientific Inc. (“Thermo Fisher”), merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of December 12, 2010, among the Registrant, Weston and Thermo Fisher (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, each share of the Registrant’s common stock outstanding at the effective time of the Merger (the “Effective Time”), other than (i) those shares held by stockholders who properly demand appraisal for their shares in accordance with Delaware law, (ii) those shares owned by Weston, Thermo Fisher or the Registrant and (iii) those shares owned by any wholly owned subsidiary of the Registrant, was converted into the right to receive $118.50 in cash.
     As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the above referenced Registration Statement. Accordingly, pursuant to the undertakings contained in such Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Registrant is filing this post-effective amendment to the Registration Statement to deregister all the shares of the Registrant’s common stock registered and reserved for issuance under such Registration Statement which remained unissued as of the Effective Time.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing an amendment on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on May 26, 2011.

Dionex Corporation
/s/ Seth H. Hoogasian
By:	Seth H. Hoogasian
President and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Seth H. Hoogasian Seth H. Hoogasian	President and Secretary (Principal Executive Officer)	May 26, 2011

/s/ Anthony H. Smith Anthony H. Smith	Treasurer (Principal Financial and Accounting Officer)	May 26, 2011

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